EXHIBIT 99.1

MATERION CORPORATION REPORTS RECORD SALES AND STRONGER THAN EXPECTED FIRST QUARTER EARNINGS

RAISES OUTLOOK FOR THE YEAR

MAYFIELD HEIGHTS, Ohio — April 28, 2011 — Materion Corporation (NYSE:MTRN) today reported stronger than expected results for the first quarter 2011 and raised its outlook for the year.

The Company reported net income for the quarter of $11.8 million, or $0.57 per share, diluted, on record quarterly sales of $374.8 million. Due to continuing improvement in margins and better than expected market conditions, the Company is raising its earnings per share outlook for the year to a range of $2.35 to $2.60 per share from the previously announced range of $2.20 to $2.50 per share.

FIRST QUARTER 2011 RESULTS

Sales for the first quarter were a record $374.8 million, up 5% compared to the previous record set in the fourth quarter of 2010. The Company has set a new quarterly sales record in four of the five most recent quarters.

First quarter sales were up approximately 27%, or $79.7 million, compared to the first quarter of 2010 sales of $295.1 million. The double-digit growth in sales was due to strong demand across the majority of the Company’s key markets including consumer electronics, industrial components and commercial aerospace, energy and automotive electronics, as well as higher metal prices. Higher average pass-through metal prices accounted for $44.5 million of the $79.7 million sales increase. Organic growth was 12% in the quarter. Sales have improved over the corresponding quarter in the prior year for the last six consecutive quarters.

The net income for the first quarter was $11.8 million, or $0.57 per share, diluted, up approximately 76% compared to net income of $6.7 million, or $0.33 per share, diluted, for the first quarter of the prior year. The significant improvement in earnings for the quarter was driven primarily by the increased sales volume and improved margins, offset in part by the previously announced start-up costs related to the new beryllium plant and costs associated with the company name change.

COMPANY NAME CHANGE

The Company changed its name from Brush Engineered Materials Inc. to Materion Corporation effective March 8, 2011. As the Company has grown, its businesses continued to operate under their original names and brand identities. The unification of all of the Company’s businesses under the Materion name and Materion brand is intended to create efficiencies, facilitate synergies and provide customers better access to, and knowledge of, the Company’s broad scope of products, technologies and value-added services.

The Company continues to operate under the same four reportable segments with no change in their business content, although the names of the segments have changed. Advanced Material Technologies and Services has been renamed Advanced Materials Technologies, Specialty Engineered Alloys is now known as Performance Alloys, Beryllium and Beryllium Composites has been shortened to Beryllium and Composites, and Engineered Material Systems has been changed to Technical Materials.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies

The Advanced Material Technologies’ segment sales for the first quarter of 2011 were $256.6 million, up 26%, or $53.6 million, compared to sales of $203.0 million in the first quarter of 2010.

Higher metal prices and continued strong demand for wireless handset, LED, other microelectronic product applications and refining of precious metals contributed to the strong sales for the first quarter. Higher metal prices accounted for $40.2 million of the sales increase. Organic growth was $13.4 million or approximately 7%. Sales of polymer films to the medical market began to increase in the first quarter of 2011 as product qualifications for existing and new customers are progressing. Sales of polymer films to this market are expected to continue to strengthen in the second quarter of 2011. Overall order entry continues to be solid.

Operating profit for the first quarter of 2011 was $10.7 million, up approximately 26%, or $2.2 million, compared to an operating profit of $8.5 million for the first quarter of 2010. The improvement in operating profit is due to the higher sales volume, favorable product mix and improved operating efficiencies.

While operating profit has increased, the reported operating profit as a percent of sales is consistent between the first quarter of 2011 and the first quarter of 2010, due primarily to significantly higher precious metal values in sales which have the effect of lowering operating profit as a percentage of sales while not lowering operating profit dollars.

Performance Alloys

Performance Alloys’ sales for the first quarter were $84.4 million, up $21.0 million, or 33%, compared to the first quarter of 2010 sales of $63.4 million. Sales have increased versus the comparable quarter of the prior year for five consecutive quarters. Metal price pass through accounted for $3.9 million of growth. Organic growth was $17.1 million, or 27%.

The significant increase in sales in the first quarter of 2011 compared to the same period of 2010 is due to strong demand from the consumer electronics, telecom infrastructure, oil and gas, plastic mold tooling and industrial components, including commercial aerospace and the heavy off-road equipment markets. The growth in the Company’s ToughMet® materials for applications in oil and gas, commercial aerospace and heavy equipment grew 30% in the first quarter from fourth quarter 2010 levels after growing by more than 50% in all of 2010. The overall sales strength in Performance Alloys has continued into the second quarter as the order book remains very strong.

Operating profit for the first quarter was $8.8 million, up $5.5 million, from an operating profit of $3.3 million in the first quarter of 2010. The significant operating profit improvement is due to a combination of factors, including the leverage from the higher volumes, favorable product mix, improved pricing, lower costs and improved plant operating efficiencies.

Beryllium and Composites

Beryllium and Composites’ sales for the first quarter of 2011 were $14.0 million, up 7% as compared to first quarter 2010 sales of $13.1 million. The higher sales are due to commercial applications, including non-medical and industrial x-ray products and semiconductor processing equipment, offset in part by push outs in defense orders.

Operating profit for the first quarter of 2011 was $0.1 million, which compares to an operating profit of $2.2 million for the first quarter of 2010. The reduction in operating profit for the first quarter of 2011 is due to the lower defense sales combined with higher operating costs. The higher operating costs were expected and are associated with the start-up of the new beryllium pebble plant. It is anticipated that the plant will be operational in the second half of 2011.

Technical Materials

Technical Materials’ sales for the first quarter of 2011 were $19.7 million, up approximately 27%, or $4.2 million, compared to $15.5 million for the same period of last year. The significant increase in sales is due to stronger demand from the global automotive electronics and consumer electronics markets. These favorable trends continued into the second quarter of 2011.

Operating profit for the first quarter of 2011 of $2.2 million is more than double the operating profit of $1.0 million for the same period of last year. The operating profit improvement is primarily due to the higher sales volume.

OUTLOOK FOR 2011

After a record sales year in 2010, the Company began 2011 with a healthy backlog and the overall level of business activity in the Company’s key strategic markets has remained strong as evidenced by the first quarter 2011 record sales. The book-to-bill ratio in the first quarter was 1.05 and order entry remains solid thus far in the second quarter. The Company believes that it is well positioned to take advantage of the faster growing segments of its key markets.

Taking the above into account, the Company, at this time, expects continued solid growth in 2011. Assuming no significant change in metal prices from current levels, which are much higher than the 2010 average prices, the Company presently expects sales for 2011 to be approximately $1.55 billion, up approximately 19% from 2010. Organic growth is forecast to be in the range of 9% to 11%.

Given these factors the Company is raising its earnings outlook for the full year 2011 to a range of $2.35 to $2.60 per share from the previously announced range of $2.20 to $2.50 per share. This range includes $0.35 to $0.40 per share, in the aggregate, of costs associated with the start-up of the Company’s new beryllium pebble plant, the company name change, higher health care costs, the impact of the lower discount rate environment on pension expense and higher metal financing fees.

CHAIRMAN’S COMMENTS

Richard Hipple, Chairman, President and CEO, stated, “The strong sales and earnings growth we experienced throughout 2010 is continuing into 2011. Although the unrest in the Middle East and the impact of the earthquake in Japan create uncertainty, I am cautiously optimistic about the remainder of the year. Our targeted markets, cost discipline and robust new product opportunities afford us a solid platform for long-term continued growth in 2011 and beyond.”

CONFERENCE CALL

Materion Corporation will conduct a teleconference in conjunction with today’s release. The teleconference begins at 11:00 a.m. Eastern Time, April 28, 2011. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-9210, callers outside the U.S. can dial (201) 689-8049. A replay of the call will be available until May 8, 2011 by dialing (877) 660-6853 or (201) 612-7415; please reference Account Number 286 and Conference ID 370767. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, defense and science, industrial and commercial aerospace, automotive electronics, telecom infrastructure, appliance, medical, energy and services;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for 2011;

•	Our success in developing and introducing new products and new product ramp-up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses, including the acquisitions of Barr Associates, Inc. and Academy Corporation;

•	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility being constructed in Elmore, Ohio;

•	The availability of adequate lines of credit and the associated interest rates;

•	The impact of the results of Barr Associates, Inc. and Academy Corporation on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

•	Other financial factors, including the cost and availability of raw materials (both base and precious metals), metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war, terrorist activities and acts of God including the recent earthquake and tsunami in Japan;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

•	The amount and timing of repurchases of our Common Stock, if any;

•	The timing and ability to achieve further efficiencies and synergies resulting from our name change and business unit alignment under the Materion name and Materion brand; and

•	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly-owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investor Contact:

Michael C. Hasychak
(216) 383-6823
mike.hasychak@materion.com

Media Contact:

Patrick S. Carpenter
(216) 383-6835
patrick.carpenter@materion.com

http://www.materion.com

Consolidated Balance Sheets
(Unaudited)

	Apr. 1,	Dec. 31,
(Thousands)	2011	2010
Assets
Current assets
Cash and cash equivalents	$12,007	$16,104
Accounts receivable	153,404	139,374
Other receivables	3,030	3,972
Inventories	176,378	154,467
Prepaid expenses	33,241	31,743
Deferred income taxes	10,035	10,065

Total current assets	388,095	355,725
Related-party notes receivable	90	90
Long-term deferred income taxes	2,042	2,042
Property, plant and equipment	724,188	719,953
Less allowances for depreciation,
amortization and depletion	(464,560)	(454,085)

Property, plant and equipment — net	259,628	265,868
Intangible assets	35,213	36,849
Other assets	1,839	1,900
Goodwill	72,936	72,936

Total Assets	$759,843	$735,410

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$56,395	$47,835
Accounts payable	36,121	33,375
Other liabilities and accrued items	45,572	59,851
Unearned revenue	3,029	2,378
Income taxes	5,940	3,921

Total current liabilities	147,057	147,360
Other long-term liabilities	17,883	17,915
Retirement and post-employment benefits	82,032	82,502
Unearned income	58,267	57,154
Long-term income taxes	2,905	2,906
Deferred income taxes	4,166	4,912
Long-term debt	48,305	38,305
Shareholders’ equity	399,228	384,356

Total Liabilities and Shareholders’ Equity	$759,843	$735,410

See Notes to Consolidated Financial Statements.

Consolidated Statements of Income
(Unaudited)

	First Quarter Ended
	Apr. 1,	Apr. 2,
(Thousands, except per share amounts)	2011	2010
Net sales	$374,805	$295,082
Cost of sales	319,005	245,768

Gross margin	55,800	49,314
Selling, general and administrative expense	31,642	30,340
Research and development expense	2,410	1,685
Other-net	3,671	4,084

Operating profit	18,077	13,205
Interest expense – net	585	619

Income before income taxes	17,492	12,586
Income tax expense	5,674	5,865

Net income	$11,818	$6,721

Basic earnings per share:
Net income per share of common stock	$0.58	$0.33

Diluted earnings per share:
Net income per share of common stock	$0.57	$0.33

Weighted-average number of shares of common stock outstanding
Basic	20,356	20,257
Diluted	20,796	20,467
See Notes to Consolidated Financial Statements.